File No. 333-283891
AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 2025
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM N-14
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Pre-Effective Amendment No.  [   ]
Post-Effective Amendment No.  1
JNL Series Trust
(Exact Name of Registrant as Specified in Charter)
1 Corporate Way
Lansing, Michigan 48951
(Address of Principal Executive Offices)
(517) 381-5500
(Registrant’s Area Code and Telephone Number)
225 West Wacker Drive
Chicago, Illinois 60606
(Mailing Address)
With copies to:
EMILY J. BENNETT, ESQ. JNL Series Trust 1 Corporate Way Lansing, Michigan 48951	PAULITA PIKE, ESQ. Ropes & Gray LLP 191 North Wacker Drive Chicago, Illinois 60606

Approximate Date of Proposed Public Offering:
As soon as practicable after this Registration Statement becomes effective.

This Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-14 shall become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

Title of securities being registered: Class A and Class I Shares of beneficial interest in the series of the registrant designated as the JNL/Mellon World Index Fund.
No filing fee is required because the registrant is relying on Section 24(f) of the Investment Company Act of 1940, as amended, pursuant to which it has previously registered an indefinite number of shares (File Nos. 033-87244 and 811-08894).

JNL SERIES TRUST
CONTENTS OF REGISTRATION STATEMENT
This Registration Statement contains the following papers and documents:
Cover Sheet
Contents of Registration Statement
Letter to Contract Owners*
Notice of Special Meeting*
Contract Owner Voting Instructions*
Part A - Proxy Statement/Prospectus*
Part B - Statement of Additional Information*
Part C - Other Information
Signature Page
Exhibits
*Incorporated by reference from Registrant’s Registration Statement on Form N-14 as filed with the Securities and Exchange Commission on December 18, 2024 and subsequently filed in definitive form pursuant to Rule 497 on February 14, 2025 (the “Registration Statement on Form N-14”).

Explanatory Note

This post-effective amendment is being filed solely for the purpose of including in the Registration Statement on Form N-14, the Revised Plan of Reorganization filed as Appendix A to the Registration Statement filed in definitive form pursuant to Rule 497 on February 14, 2025 (Exhibit 4) and the opinion of Ropes & Gray LLP as to tax matters (Exhibit 12) for the reorganization of the JNL/Harris Oakmark Global Equity Fund into the JNL/Mellon World Index Fund.

JNL SERIES TRUST

PART C
OTHER INFORMATION

Item 15. Indemnification.

Amended and Restated Declaration of Trust:  Article IV of the Registrant’s Amended and Restated Declaration of Trust, as amended, provides that each of its Trustees and Officers (including persons who serve at the Registrant’s request as directors, officers or trustees of another organization in which the Registrant has any interest as a shareholder, creditor or otherwise) (each, a “Covered Person”) shall be indemnified by the Registrant against all liabilities and expenses that may be incurred by reason of being or having been such a Covered Person, except that no Covered Person shall be indemnified against any liability to the Registrant or its shareholders to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.

Article IV, Section 4.3 of the Registrant’s Amended and Restated Declaration of Trust, as amended, provides the following:

(a)	Subject to the exceptions and limitations contained in paragraph (b) below:

(i)
every person who is, or has been, a Trustee, officer, employee or agent of the Trust (including any individual who serves at its request as director, officer, partner, trustee or the like of another organization in which it has any interest as a shareholder, creditor or otherwise) shall be indemnified by the Trust, or by one or more Series thereof if the claim arises from his or her conduct with respect to only such Series (unless the Series was terminated prior to any such liability or claim being known to the Trustees, in which case such obligations, to the extent not satisfied out of the assets of a Series, the obligation shall be an obligation of the Trust), to the fullest extent permitted by law against all liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding in which he becomes involved as a party or otherwise by virtue of his being or having been a Trustee or officer and against amounts paid or incurred by him in the settlement thereof;

(ii)
the words “claim,” “action,” “suit,” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal, or other, including appeals), actual or threatened; and the words “liability” and “expenses” shall include, without limitation, attorneys' fees, costs, judgments, amounts paid in settlement, fines, penalties and other liabilities.

(b)	No indemnification shall be provided hereunder to a Trustee or officer:

(i)
against any liability to the Trust, a Series thereof or the Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office;

(ii)
with respect to any matter as to which he shall have been finally adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the Trust or a Series thereof;

(iii)
in the event of a settlement or other disposition not involving a final adjudication as provided in paragraph (b)(ii) resulting in a payment by a Trustee or officer, unless there has been a determination that such Trustee or officer did not engage in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office:

		(A)	by the court or other body approving the settlement or other disposition;

(B)
based upon a review of readily available facts (as opposed to a full trial-type inquiry) by (i) vote of a majority of the Non-interested Trustees acting on the matter (provided that a majority of the Non-interested Trustees then in office act on the matter) or (ii) written opinion of independent legal counsel; or

		(C)	by a vote of a majority of the Shares outstanding and entitled to vote (excluding Shares owned of record or beneficially by such individual).

(c)
The rights of indemnification herein provided may be insured against by policies maintained by the Trust, shall be severable, shall not affect any other rights to which any Trustee or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such Trustee or officer and shall inure to the benefit of the heirs, executors, administrators and assigns of such a person.  Nothing contained herein shall affect any rights to indemnification to which personnel of the Trust or any Series thereof other than Trustees and officers may be entitled by contract or otherwise under law.

(d)
Expenses of preparation and presentation of a defense to any claim, action, suit or proceeding of the character described in paragraph (a) of this Section 4.3 may be advanced by the Trust or a Series thereof prior to final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that he is not entitled to indemnification under this Section 4.3, provided that either:

(i)
such undertaking is secured by a surety bond or some other appropriate security provided by the recipient, or the Trust or Series thereof shall be insured against losses arising out of any such advances; or

(ii)
a majority of the Non-interested Trustees acting on the matter (provided that a majority of the Non-interested Trustees act on the matter) or an independent legal counsel in a written opinion shall determine, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the recipient ultimately will be found entitled to indemnification.

As used in Section 4.3 of the Registrant’s Amended and Restated Declaration of Trust, a “Non-interested Trustee” is one who (i) is not an Interested Person of the Trust (including anyone who has been exempted from being an Interested Person by any rule, regulation or order of the Commission), and (ii) is not involved in the claim, action, suit or proceeding.

Indemnification Arrangements: The foregoing indemnification arrangements are subject to the provisions of Section 17(h) of the Investment Company Act of 1940.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

In addition to the above indemnification, Jackson National Life Insurance Company extends its indemnification of its own officers, directors and employees to cover such persons’ activities as officers, trustees or employees of the Registrant.

Item 16. Exhibits

(1)		Amended and Restated Agreement and Declaration of Trust of Registrant, dated September 25, 2017.[13]

(2)		Amended and Restated By-Laws of Registrant, dated September 6, 2019.[15]

(3)		Not Applicable.

(4)
Plan of Reorganization, previously filed as Appendix A to the Registration Statement on Form N-14 on December 18, 2024, and subsequently revised as Appendix A to the Registration Statement filed in definitive form pursuant to Rule 497 on February 14, 2025, attached hereto.

(5)
Provisions of instruments defining the rights of holders of the securities being registered are contained in the Registrant’s Amended and Restated Agreement and Declaration of Trust and By-laws (See Exhibits (1) and (2) above).

(6) (a)		Jackson National Asset Management, LLC (“JNAM”)

	(i)	Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective September 13, 2021.[18]

	(ii)	Amendment, effective April 25, 2022, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective September 13, 2021.[19]

	(iii)	Amendment, effective June 1, 2022, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective September 13, 2021.[20]

	(iv)	Amendment, effective November 15, 2022, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective September 13, 2021.[21]

	(v)	Amendment, effective May 1, 2023, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective September 13, 2021.[22]

	(vi)	Amendment, effective April 29, 2024, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective September 13, 2021.[24]

	(vii)	Amendment, effective October 21, 2024, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective September 13, 2021.[25]

	(viii)	Amendment, effective April 28, 2025, to Amended and Restated Investment Advisory and Management Agreement between JNAM and Registrant, effective September 13, 2021.[27]

(b)		Harris Associates L.P. (“Harris”)

	(i)	Amended and Restated Sub-Advisory Agreement between JNAM and Harris, effective August 30, 2024.[25]

(c)		Mellon Investments Corporation (“Mellon”)

	(i)	Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective September 2, 2021.[18]

	(ii)	Amendment, effective September 3, 2021, to Amended and Restated Investment Sub-Advisory Agreement between JNAM and Mellon, effective September 2, 2021.[18]

	(iii)	Sub-Advisory Agreement between JNAM and Mellon, effective September 13, 2021.[18]

	(iv)	Amendment, effective April 25, 2022, to Sub-Advisory Agreement between JNAM and Mellon, effective September 13, 2021.[19]

	(v)	Amendment, effective November 14, 2022, to Sub-Advisory Agreement between JNAM and Mellon, effective September 13, 2021.[21]

	(vi)	Amendment, effective January 1, 2024, to Sub-Advisory Agreement between JNAM and Mellon, effective September 13, 2021.[24]

	(vii)	Amendment, effective April 29, 2024, to Sub-Advisory Agreement between JNAM and Mellon, effective September 13, 2021.[24]

	(viii)	Amendment, effective October 21, 2024, to Sub-Advisory Agreement between JNAM and Mellon, effective September 13, 2021.[25]

(7)	(i)	Third Amended and Restated Distribution Agreement between Registrant and Jackson National Life Distributors LLC (“JNLD”), effective September 13, 2021.[18]

	(ii)	Amendment, effective April 25, 2022, to Third Amended and Restated Distribution Agreement between Registrant and JNLD, effective September 13, 2021.[19]

	(iii)	Amendment, effective November 15, 2022, to Third Amended and Restated Distribution Agreement between Registrant and JNLD, effective September 13, 2021.[21]

	(iv)	Amendment, effective April 29, 2024, to Third Amended and Restated Distribution Agreement between Registrant and JNLD, effective September 13, 2021.[24]

	(v)	Amendment, effective October 21, 2024, to Third Amended and Restated Distribution Agreement between Registrant and JNLD, effective September 13, 2021.[25]

	(vi)	Amendment, effective April 28, 2025, to Third Amended and Restated Distribution Agreement between Registrant and JNLD, effective September 13, 2021.[27]

(8)		Not Applicable.

(9) (a)	(i)
Amended and Restated Master Custodian Agreement between Registrant, State Street Bank and Trust Company, JNL Investors Series Trust, JNL Multi-Manager Alternative Fund (Boston Partners) Ltd., and PPM Funds, dated December 1, 2022 (the “State Street Custody Agreement”).[22]

	(ii)	Amendment, effective May 6, 2023, to the State Street Custody Agreement.[23]

	(iii)	Amendment, effective September 30, 2023, to the State Street Custody Agreement (this amendment adds Jackson Credit Opportunities Fund as a party thereto).[23]

	(iv)	Amendment, effective December 15, 2023, to the State Street Custody Agreement (this amendment removes JNL Multi-Manager Alternative Fund (Boston Partners) Ltd. as a party).[24]

	(v)	Amendment, effective February 29, 2024, to the State Street Custody Agreement (this amendment adds Jackson Real Asset Fund as a party thereto).[24]

	(vi)	Amendment, effective April 29, 2024, to the State Street Custody Agreement.[24]

	(vii)	Amendment, effective June 10, 2024, to the State Street Custody Agreement (this amendment adds Jackson Real Assets Fund LLC as a party thereto).[25]

	(viii)	Amendment, effective August 29, 2024, to the State Street Custody Agreement (this amendment adds Jackson Credit Opportunities Fund LLC as a party thereto).[25]

	(ix)	Amendment, effective October 21, 2024, to the State Street Custody Agreement.[25]

	(x)	Amendment, effective April 28, 2025, to the State Street Custody Agreement.[27]

(10) (a)	(i)	Amended and Restated Distribution Plan, effective July 1, 2017.[12]

	(ii)	Amendment, effective September 25, 2017, to Amended and Restated Distribution Plan, effective July 1, 2017.[12]

	(iii)	Amendment, effective August 13, 2018, to Amended and Restated Distribution Plan, effective July 1, 2017.[14]

	(iv)	Amendment, effective June 24, 2019, to Amended and Restated Distribution Plan, effective July 1, 2017.[15]

	(v)	Amendment, effective April 27, 2020, to Amended and Restated Distribution Plan, effective July 1, 2017.[16]

	(vi)	Amendment, effective April 26, 2021, to Amended and Restated Distribution Plan, effective July 1, 2017.[17]

	(vii)	Amendment, effective April 25, 2022, to Amended and Restated Distribution Plan, effective July 1, 2017.[19]

	(viii)	Amendment, effective November 15, 2022, to Amended and Restated Distribution Plan, effective July 1, 2017.[21]

	(ix)	Amendment, effective April 29, 2024, to Amended and Restated Distribution Plan, effective July 1, 2017.[24]

	(x)	Amendment, effective October 21, 2024, to Amended and Restated Distribution Plan, effective July 1, 2017.[25]

	(xi)	Amendment, effective April 28, 2025, to Amended and Restated Distribution Plan.[27]

(b)	(i)	Multiple Class Plan, effective April 29, 2013.[2]

	(ii)	Amendment, effective September 16, 2013, to Multiple Class Plan, effective April 29, 2013.[4]

	(iii)	Amendment, effective April 28, 2014, to Multiple Class Plan, effective April 29, 2013.[5]

	(iv)	Amendment, effective September 15, 2014, to Multiple Class Plan, effective April 29, 2013.[6]

	(v)	Amendment, effective April 27, 2015, to Multiple Class Plan, effective April 29, 2013.[7]

	(vi)	Amendment, effective September 28, 2015, to Multiple Class Plan, effective April 29, 2013.[8]

	(vii)	Amendment, effective April 25, 2016, to Multiple Class Plan, effective April 29, 2013.[9]

	(viii)	Amendment, effective September 19, 2016, to Multiple Class Plan, effective April 29, 2013.[10]

	(ix)	Amendment, effective April 24, 2017, to Multiple Class Plan, effective April 29, 2013.[11]

	(x)	Amendment, effective September 25, 2017, to Multiple Class Plan, effective April 29, 2013.[12]

	(xi)	Amendment, effective August 13, 2018, to Multiple Class Plan, effective April 29, 2013.[14]

	(xii)	Amendment, effective June 24, 2019, to Multiple Class Plan, effective April 29, 2013.[15]

	(xiii)	Amendment, effective April 27, 2020, to Multiple Class Plan, effective April 29, 2013.[16]

	(xiv)	Amendment, effective April 26, 2021, to Multiple Class Plan, effective April 29, 2013.[17]

	(xv)	Amendment, effective April 25, 2022, to Multiple Class Plan, effective April 29, 2013.[19]

	(xvi)	Amendment, effective November 15, 2022, to Multiple Class Plan, effective April 29, 2013.[21]

	(xvii)	Amendment, effective April 29, 2024, to Multiple Class Plan, effective April 29, 2013.[24]

	(xviii)	Amendment, effective October 21, 2024, to Multiple Class Plan, effective April 29, 2013.[25]

	(xxix)	Amendment, effective April 28, 2025, to Multiple Class Plan, effective April 29, 2013.[27]

(11)		Opinion and Consent of Counsel regarding legality of shares being registered.[26]

(12)		Opinion and Consent of Counsel regarding tax matters and consequences to shareholders discussed in the Registration Statement on Form N-14 previously filed on December 18, 2024, attached hereto.

(13) (a)	(i)	Amended and Restated Administration Agreement between Registrant and JNAM, effective September 13, 2021.[18]

	(ii)	Amendment, effective April 25, 2022, to Amended and Restated Administration Agreement between Registrant and JNAM, effective September 13, 2021.[19]

	(iii)	Amendment, effective November 15, 2022, to Amended and Restated Administration Agreement between Registrant and JNAM, effective September 13, 2021.[21]

	(iv)	Amendment, effective April 29, 2024, to Amended and Restated Administration Agreement between Registrant and JNAM, effective September 13, 2021.[24]

	(v)	Amendment, effective October 21, 2024, to Amended and Restated Administration Agreement between Registrant and JNAM, effective September 13, 2021.[25]

	(vi)	Amendment, effective April 28, 2025, to Amended and Restated Administration Agreement between Registrant and JNAM, effective September 13, 2021.[27]

(b)	(i)	Administrative Fee Waiver Agreement between Registrant and JNAM, dated September 25, 2017.[12]

	(ii)	Amendment, effective April 30, 2018, to Administrative Fee Waiver Agreement between Registrant and JNAM, dated September 25, 2017.[13]

	(iii)	Amendment, effective August 13, 2018, to Administrative Fee Waiver Agreement between Registrant and JNAM, dated September 25, 2017.[14]

	(iv)	Amendment, effective June 24, 2019, to Administrative Fee Waiver Agreement between Registrant and JNAM, dated September 25, 2017.[15]

	(v)	Amendment, effective October 14, 2019, to Administrative Fee Waiver Agreement between Registrant and JNAM, dated September 25, 2017.[15]

	(vi)	Amendment, effective April 27, 2020, to Administrative Fee Waiver Agreement between Registrant and JNAM, dated September 25, 2017.[16]

	(vii)	Amendment, effective April 26, 2021, to Administrative Fee Waiver Agreement between Registrant and JNAM, dated September 25, 2017.[17]

	(viii)	Amendment, effective April 25, 2022, to Administrative Fee Waiver Agreement between Registrant and JNAM, dated September 25, 2017.[19]

(c)	(i)	Amended and Restated Anti-Money Laundering Agreement between Registrant and Jackson National Life Insurance Company, dated November 27, 2012.[3]

	(ii)	Amendment, effective June 29, 2018, to Amended and Restated Anti-Money Laundering Agreement between Registrant and Jackson National Life Insurance Company, dated November 27, 2012.[14]

	(iii)	Amendment, effective April 27, 2020, to Amended and Restated Anti-Money Laundering Agreement between Registrant and Jackson National Life Insurance Company, dated November 27, 2012.[16]

(d)	(i)	Amended and Restated Contract Owner Information Agreement, pursuant to Rule 22c-2 between Registrant and Jackson National Life Insurance Company and its Separate Accounts, dated April 1, 2016.[9]

(ii)
Amendment, effective June 29, 2018, to Amended and Restated Contract Owner Information Agreement, pursuant to Rule 22c-2 between Registrant and Jackson National Life Insurance Company and its Separate Accounts, dated April 1, 2016.[14]

(iii)
Amendment, effective April 27, 2020, to Amended and Restated Contract Owner Information Agreement, pursuant to Rule 22c-2 between Registrant and Jackson National Life Insurance Company and its Separate Accounts, dated April 1, 2016.[16]

(e)	(i)
Amended and Restated Contract Owner Information Agreement, pursuant to Rule 22c-2 between Registrant and Jackson National Life Insurance Company of New York and its Separate Accounts, dated April 1, 2016.[9]

(ii)
Amendment, effective June 29, 2018, to Amended and Restated Contract Owner Information Agreement, pursuant to Rule 22c-2 between Registrant and Jackson National Life Insurance Company of New York and its Separate Accounts, dated April 1, 2016.[14]

(iii)
Amendment, effective April 27, 2020, to Amended and Restated Contract Owner Information Agreement, pursuant to Rule 22c-2 between Registrant and Jackson National Life Insurance Company of New York and its Separate Accounts, dated April 1, 2016.[16]

(f)	(i)
Master InterFund Lending Agreement, dated as April 27, 2015, by and among the series listed of the Registrant, JNL Investors Series Trust, JNL Variable Fund LLC, JNL Strategic Income Fund LLC, Jackson Variable Series Trust and Curian Series Trust and JNAM and Curian Capital LLC.[7]

	(ii)	Amendment, effective February 2, 2016, to Master Interfund Lending Agreement dated April 27, 2015.[9]

	(iii)	Amendment, effective June 1, 2018, to Master Interfund Lending Agreement dated April 27, 2015.[14]

	(iv)	Amendment, effective April 27, 2020, to Master Interfund Lending Agreement dated April 27, 2015.[16]

(g)	(i)	Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[1]

	(ii)	Amendment, effective April 30, 2012, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[1]

	(iii)	Amendment, effective April 29, 2013, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[2]

	(iv)	Amendment, effective September 16, 2013, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM dated February 28, 2012.[4]

	(v)	Amendment, effective April 28, 2014, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[5]

	(vi)	Amendment, effective September 15, 2014, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[6]

	(vii)	Amendment, effective April 27, 2015, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[7]

	(viii)	Amendment, effective September 28, 2015, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[8]

	(ix)	Amendment, effective April 25, 2016, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[9]

	(x)	Amendment, effective September 19, 2016, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[10]

	(xi)	Amendment, effective April 24, 2017, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[11]

	(xii)	Amendment, effective September 25, 2017, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[12]

	(xiii)	Amendment, effective August 13, 2018, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[14]

	(xiv)	Amendment, effective June 24, 2019, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[15]

	(xv)	Amendment, effective April 27, 2020, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[16]

	(xvi)	Amendment, effective April 26, 2021, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[17]

	(xvii)	Amendment, effective April 25, 2022, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[19]

	(xviii)	Amendment, effective November 15, 2022, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[21]

	(xix)	Amendment, effective April 29, 2024, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[24]

	(xx)	Amendment, effective October 21, 2024, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[25]

	(xxi)	Amendment, effective April 28, 2025, to Amended and Restated Transfer Agency Agreement between Registrant and JNAM, dated February 28, 2012.[27]

(14)		Consent of Independent Registered Public Accounting Firm.[26]

(15)		None.

(16)		Power of Attorney, dated June 1, 2024.[26]

(17)		Proxy and Voting Instruction Cards.[26]

[1]
Incorporated by reference to Registrant's Post-Effective Amendment No. 104 to its Registration Statement on Form N-1A (033-87244; 811-8894) (“Registration Statement”) filed with the Securities and Exchange Commission (“SEC”) on April 26, 2012.

[2]	Incorporated by reference to Registrant's Post-Effective Amendment No. 108 to its Registration Statement on Form N-1A filed with the SEC on December 19, 2012.
[3]	Incorporated by reference to Registrant's Post-Effective Amendment No. 111 to its Registration Statement on Form N-1A filed with the SEC on April 26, 2013.
[4]	Incorporated by reference to Registrant's Post-Effective Amendment No. 116 to its Registration Statement on Form N-1A filed with the SEC on September 13, 2013.
[5]	Incorporated by reference to Registrant's Post-Effective Amendment No. 121 to its Registration Statement on Form N-1A filed with the SEC on April 25, 2014.
[6]	Incorporated by reference to Registrant's Post-Effective Amendment No. 125 to its Registration Statement on Form N-1A filed with the SEC on September 12, 2014.
[7]	Incorporated by reference to Registrant's Post-Effective Amendment No. 129 to its Registration Statement on Form N-1A filed with the SEC on April 24, 2015.
[8]	Incorporated by reference to Registrant's Post-Effective Amendment No. 134 to its Registration Statement on Form N-1A filed with the SEC on September 25, 2015.
[9]	Incorporated by reference to Registrant’s Post-Effective Amendment No. 139 to its Registration Statement on Form N-1A filed with the SEC on April 22, 2016.
[10]	Incorporated by reference to Registrant's Post-Effective Amendment No. 144 to its Registration Statement on Form N-1A filed with the SEC on September 16, 2016.
[11]	Incorporated by reference to Registrant's Post-Effective Amendment No. 149 to its Registration Statement on Form N-1A filed with the SEC on April 21, 2017.
[12]	Incorporated by reference to Registrant's Post-Effective Amendment No. 155 to its Registration Statement on Form N-1A filed with the SEC on September 22, 2017.
[13]	Incorporated by reference to Registrant's Post-Effective Amendment No. 157 to its Registration Statement on Form N-1A filed with the SEC on April 27, 2018.
[14]	Incorporated by reference to Registrant's Post-Effective Amendment No. 161 to its Registration Statement on Form N-1A filed with the SEC on August 10, 2018.
[15]	Incorporated by reference to Registrant’s Post-Effective Amendment No. 168 to its Registration Statement on Form N-1A filed with the SEC on December 16, 2019.
[16]	Incorporated by reference to Registrant’s Post-Effective Amendment No. 171 to its Registration Statement on Form N-1A filed with the SEC on April 23, 2020.
[17]	Incorporated by reference to Registrant’s Post-Effective Amendment No. 177 to its Registration Statement on Form N-1A filed with the SEC on April 22, 2021.
[18]	Incorporated by reference to Registrant’s Post-Effective Amendment No. 179 to its Registration Statement on Form N-1A filed with the SEC on December 13, 2021.
[19]	Incorporated by reference to Registrant's Post-Effective Amendment No. 182 to its Registration Statement on Form N-1A filed with the SEC on April 21, 2022.
[20]	Incorporated by reference to Registrant's Post-Effective Amendment No. 183 to its Registration Statement on Form N-1A filed with the SEC on September 1, 2022.
[21]	Incorporated by reference to Registrant's Post-Effective Amendment No. 184 to its Registration Statement on Form N-1A filed with the SEC on November 15, 2022.
[22]	Incorporated by reference to Registrant's Post-Effective Amendment No. 186 to its Registration Statement on Form N-1A filed with the SEC on April 27, 2023.
[23]	Incorporated by reference to Registrant's Post-Effective Amendment No. 187 to its Registration Statement on Form N-1A filed with the SEC on December 6, 2023.
[24]	Incorporated by reference to Registrant's Post-Effective Amendment No. 191 to its Registration Statement on Form N-1A filed with the SEC on April 26, 2024.
[25]	Incorporated by reference to Registrant's Post-Effective Amendment No. 196 to its Registration Statement on Form N-1A filed with the SEC on October 17, 2024.
[26]	Incorporated by reference to Registrant’s Registration Statement on Form N-14 filed with the SEC on December 18, 2024.
[27]	Incorporated by reference to Registrant's Post-Effective Amendment No. 198 to its Registration Statement on Form N-1A filed with the SEC on April 24, 2025.

Item 17. Undertakings.

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the “1933 Act”), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.
(3) The Registrant agrees to file an executed copy of the opinion of counsel supporting the tax consequences of the proposed reorganization as an amendment to this Registration Statement within a reasonable time after receipt of such opinion.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Registration Statement on Form N-14 to be signed on its behalf by the undersigned, duly authorized, in the City of Lansing and the State of Michigan on the 1st day of May, 2025.

JNL SERIES TRUST

/s/ Emily J. Bennett
Emily J. Bennett
Vice President and Assistant Secretary; and *Attorney-in-Fact, pursuant to Powers of Attorney

As required by the 1933 Act, this Registration Statement on Form N-14 has been signed by the following persons in the capacities and on the dates indicated.

/s/ Emily J. Bennett	*	May 1, 2025
Eric O. Anyah
Trustee

/s/ Emily J. Bennett	*	May 1, 2025
Michael Bouchard
Trustee

/s/ Emily J. Bennett	*	May 1, 2025
Ellen Carnahan
Trustee

/s/ Emily J. Bennett	*	May 1, 2025
John W. Gillespie
Trustee

/s/ Emily J. Bennett	*	May 1, 2025
William R. Rybak
Trustee

/s/ Emily J. Bennett	*	May 1, 2025
Mark S. Wehrle
Trustee

/s/ Emily J. Bennett	*	May 1, 2025
Edward C. Wood
Trustee

/s/ Emily J. Bennett	*	May 1, 2025
Patricia A. Woodworth
Trustee

/s/ Emily J. Bennett	*	May 1, 2025
Mark D. Nerud
Trustee, President, Chief Executive Officer (Principal Executive Officer), and Chief Operating Decision Maker

/s/ Emily J. Bennett	*	May 1, 2025
Andrew Tedeschi
Treasurer and Chief Financial Officer (Principal Financial Officer)

EXHIBIT LIST

(4)
Plan of Reorganization, previously filed as Appendix A to the Registration Statement on Form N-14 on December 18, 2024, and subsequently revised as Appendix A to the Registration Statement filed in definitive form pursuant to Rule 497 on February 14, 2025.

(12)	Opinion and Consent of Counsel regarding tax matters and consequences to shareholders discussed in the Registration Statement on Form N-14 previously filed on December 18, 2024.